UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Parsley Energy, Inc.

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PARSLEY ENERGY, INC.

303 Colorado Street, Suite 3000

Austin, Texas 78701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Parsley Energy, Inc.:

Notice is hereby given that the 2015 Annual Meeting of Stockholders of Parsley Energy, Inc. (the “Company”) will be held at the JW Marriott Austin, 110 E 2nd Street, Austin, TX 78701, on June 19, 2015, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1. To elect two Class I directors, each for a term of three years.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2015.

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Each outstanding share of the Company’s common stock (NYSE: PE) entitles the holder of record at the close of business on April 20, 2015, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors,

Bryan Sheffield
President, Chief Executive Officer and
Chairman of the Board

Austin, Texas

April 28, 2015

i

PARSLEY ENERGY, INC.

303 Colorado Street, Suite 3000

Austin, Texas 78701

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board of Directors” or the “Board”) of Parsley Energy, Inc. (the “Company”) requests your proxy for the 2015 Annual Meeting of Stockholders that will be held on June 19, 2015, at 8:00 a.m. Central Time, at the JW Marriott Austin, 110 E 2nd Street, Austin, TX 78701 (the “Annual Meeting’). By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The Board has made this proxy statement (the “Proxy Statement”) and the accompanying Notice of Annual Meeting of Stockholders available on the Internet at www.proxyvote.com. The approximate date on which this Proxy Statement, accompanying Notice of Internet Availability of Proxy Materials (the “Notice”) and proxy card, and the Company’s 2014 Annual Report to Stockholders are first being made available to stockholders at www.proxyvote.com is April 28, 2015.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following two proposals:

•	Proposal 1: To elect the two Class I directors to the Board set forth in this Proxy Statement, each of whom will hold office until the 2018 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

•	Proposal 2: To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1); and FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 19, 2015

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. The approximate date on which this Proxy Statement, accompanying Notice of 2015 Annual Meeting of Stockholders and proxy card, and the Company’s 2014 Annual Report to Stockholders are first being made available to stockholders at www.proxyvote.com is April 28, 2015. The Notice will be sent to all of our stockholders as of the close of business on April 20, 2015 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Our Annual Report to Stockholders and this Proxy Statement are available at http://www.proxyvote.com.

Voting at the Annual Meeting

The Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), are the only classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the holder to one vote at the Annual Meeting.

If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. Broadridge Financial Solutions (“Broadridge”) is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to Parsley Energy, Inc., Attn: General Counsel, 303 Colorado Street, Suite 3000, Austin, Texas 78701, (2) a duly executed proxy bearing a later date, (3) voting again by Internet or by telephone or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 303 Colorado Street, Suite 3000, Austin, Texas 78701, from June 8, 2015, to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 108,762,018 shares of Class A Common Stock and 32,145,296 shares of Class B Common Stock outstanding, held by 168 and 11 stockholders of record, respectively. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy) and broker non-votes will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors.

Required Votes

Election of Directors. Each director will be elected by the vote of the plurality of the votes validly cast on the election of directors at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

Ratification of our independent public accounting firm. Approval of the proposal to ratify the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015, requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

Default Voting

A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted FOR each of the director nominees listed in Proposal ONE, and FOR Proposal TWO.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

We are a holding company that was incorporated as a Delaware corporation on December 11, 2013, for the purpose of facilitating an initial public offering (“IPO”) of common equity and to become the sole managing member of Parsley Energy, LLC, which we refer to as “Parsley LLC.” Our principal asset is a controlling equity interest in Parsley LLC. On May 22, 2014, a registration statement filed on Form S-1 with the SEC relating to shares of our Class A Common Stock, was declared effective. The IPO closed on May 29, 2014. Prior to the IPO, we had not engaged in any business or other activities except in connection with our formation and the IPO. In this Proxy Statement, the terms “the Company,” “we,” “us,” “our” and similar terms when used in the present tense, prospectively or for historical periods since May 22, 2014, refer to Parsley Energy, Inc. and its subsidiaries, and for historical periods prior to May 22, 2014, refer to Parsley Energy, LLC and its subsidiaries, unless the context indicates otherwise.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as Class I directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring in 2018, and until either they are re-elected or their successors are elected and qualified:

Chris Carter

Dr. Hemang Desai

Mr. Carter and Dr. Desai are currently serving as directors of the Company. If Mr. Carter and Dr. Desai are elected to the Board of Directors, the size of the Board will remain at seven members. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that either of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Vote Required

The election of directors in this Proposal TWO requires the affirmative vote of a plurality of the votes validly cast at the election. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Proposal One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Bryan Sheffield	37	President, Chief Executive Officer and Chairman of the Board
Matthew Gallagher	32	Vice President—Chief Operating Officer
Paul Treadwell	47	Vice President—Operations
Mike Hinson	46	Vice President—Land
Ryan Dalton	35	Vice President—Chief Financial Officer
Thomas B. Layman	57	Vice President—Geoscience
Colin Roberts	36	Vice President—General Counsel
Chris Carter(2)(3)	36	Director
David H. Smith(3)	45	Director
A.R. Alameddine(2)	67	Director
Randolph Newcomer, Jr.(1)(3)	48	Director
Dr. Hemang Desai(1)(2)	49	Director
William Browning(1)	61	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

The Company’s Board of Directors currently consists of seven members, and if the stockholders elect Mr. Carter and Dr. Desai to the Board, the Board will continue to consist of seven members. The Company’s directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Smith, Newcomer and Browning are designated as Class II directors, and their terms of office expire in 2016. Messrs. Sheffield and Alameddine are designated as Class III directors, and their terms of office expire in 2017. Mr. Carter and Dr. Desai are designated as Class I directors, and, assuming the stockholders elect them to the Board as set forth in “Proposal One—Election of Directors” above, their terms of office will expire in 2018.

Set forth below is biographical information about each of the Company’s executive officers, directors and nominees for director.

Bryan Sheffield—President, Chief Executive Officer and Chairman of the Board. Bryan Sheffield established Parsley Energy, L.P. in 2008. He began his oil and gas career at Pioneer Natural Resources (“Pioneer”), where he was an Operations Tech monitoring Pioneer’s non-operated properties in the Spraberry Trend from 2007 to 2008. Mr. Sheffield graduated from Southern Methodist University in 2001 with a Bachelor of Business Administration in Finance. We believe that Mr. Sheffield’s experience founding and leading the growth of the Company as our President and Chief Executive Officer qualifies him to serve on our Board of Directors.

Matthew Gallagher—Vice President—Chief Operating Officer. Matthew Gallagher joined us in September 2010. Prior to joining Parsley, Mr. Gallagher served as Investor Relations Supervisor for Pioneer from 2008 to 2010. From 2005 to 2008, Mr. Gallagher held a variety of engineering roles with Pioneer, including Gulf of Mexico Shelf Reservoir Engineer, Hugoton Reservoir Engineer, and Spraberry Production and Operations Engineer. Mr. Gallagher has a Bachelor of Science in Petroleum Engineering from Colorado School of Mines and is a member of the Permian Basin Society of Petroleum Engineers and West Texas Geological Society.

Paul Treadwell—Vice President—Operations. Paul Treadwell joined us in July 2008. Prior to joining the Company, Mr. Treadwell spent 17 years with Parker and Parsley Petroleum Company (“Parker and Parsley”) and Pioneer in a variety of operations and management roles. Mr. Treadwell has over 28 years of experience in oil and gas operations. He has an Associate in Applied Science degree from Western Texas College and is a member of the Society of Petroleum Engineers.

Mike Hinson—Vice President—Land. Mike Hinson joined us in August 2009. Prior to joining the Company, Mr. Hinson worked in land management for Parker and Parsley and Pioneer for 12 years. He has an Associate of Arts degree from Odessa College and a Bachelor of Science degree in Kinesiology from the University of Texas of the Permian Basin. He is a member of both the Permian Basin Landmen’s Association and the American Association of Petroleum Landmen organization.

Ryan Dalton—Vice President—Chief Financial Officer. Ryan Dalton joined us in January 2012. From 2009 to 2012, Mr. Dalton worked in the restructuring and debt advisory practice of Rothschild, an investment bank and financial advisory firm. Prior to departing to pursue an M.B.A., Mr. Dalton worked as a management consultant at AlixPartners, LP for five years. Mr. Dalton holds a Bachelor in Business Administration in Finance from Southern Methodist University and a Masters in Business Administration from the Darden School of Business at the University of Virginia.

Thomas B. Layman—Vice President—Geoscience. Thomas B. Layman has served as our Vice President—Geoscience since May 2014 and has over 34 years of oil and gas industry experience. Prior to joining the Company, from 2006 to 2014 he was employed by Chesapeake Energy Corporation (“Chesapeake”). During his tenure, he served as Vice President of Southern Division Exploration and was responsible for exploration efforts in the Mid-Continent, Permian, Fort Worth and Gulf Coast Basins. Previous roles at Chesapeake included: Vice President of Geoscience for the Eastern Division, where he directed exploration and development efforts for the Marcellus and Utica plays, and Geoscience Manager of the Barnett District. From 1994 to 2006, Mr. Layman worked for Burlington Resources as Geoscience Manager and from 1987 to 1994 at Exxon Company USA as a geologist. Mr. Layman started his career in 1981 working on drilling rigs as a mud logger. He holds a M.A. degree in Geology from the University of Texas at Austin and a B.S. degree in Agronomy from the Pennsylvania State University. He is a 30-year member of AAPG and is a Certified Petroleum Geologist. Mr. Layman currently serves on the Geology Foundation Advisory Council at the University of Texas at Austin.

Colin Roberts—Vice President—General Counsel. Colin Roberts has served as our General Counsel since April 2013. Prior to joining the Company, Mr. Roberts practiced corporate law with Alston & Bird LLP from 2008 to 2013. Mr. Roberts earned a Bachelor in Business Administration in Finance and Real Estate Finance from Southern Methodist University and a J.D. from the University of Kentucky College of Law.

Chris Carter—Director. Chris Carter is a Managing Partner of Natural Gas Partners (“NGP”) and has served on our Board of Directors since December 2013. Prior to joining NGP in 2004, Mr. Carter was an analyst with Deutsche Bank’s Energy Investment Banking group in Houston, where he focused on financing and merger and acquisition transactions in the oil and gas and oilfield services industries. Mr. Carter received a B.B.A. and an M.P.A. in Accounting, summa cum laude, in 2002 from the University of Texas, where he was a member of the Business Honors Program. He received an M.B.A. in 2008 from Stanford University, where he graduated as an Arjay Miller Scholar. Mr. Carter served on the board of Rice Energy, Inc. from October 2013 through November 2014. We believe that Mr. Carter’s background in finance and private equity energy investing, as well as the executive management skills he has gained through monitoring NGP portfolio companies, qualify him for service on our Board of Directors.

David H. Smith—Director. David H. Smith is the Vice-President of Davis, Gerald & Cremer, P.C. (“DGC”), a boutique oil and gas law firm, where he has practiced law since 1999. He has served on our Board of Directors since December 2013. Mr. Smith heads the business organizations & transactions practice at DGC. Prior to joining DGC, Mr. Smith practiced with Thompson & Knight in Dallas, Texas, from 1995 to 1999. Mr. Smith is a member of the advisory board of the Institute for Energy Law, serves on the board of United Way of Midland and is a member of the Republican Jewish Coalition. Mr. Smith is a magna cum laude graduate of the University of Houston Law Center, where he served as an Editor of the Law Review and was a member of the Order of the Coif, Order of the Barons and Phi Delta Phi. He attended Harvard University and Boston University, earning his undergraduate degree in Economics and Business Administration from Boston University in 1992. We believe that Mr. Smith’s experience representing oil and gas companies on complex business transactions qualifies him for service on our Board of Directors.

A.R. Alameddine—Director. A.R. Alameddine is the former Executive VP Worldwide Negotiation Execution and Implementation at Pioneer, a position he held from 2005 until his retirement in 2008. He has served on our Board of Directors since December 2013. Mr. Alameddine joined Pioneer in 1997 and previously held the positions of VP Domestic Business Development and later Executive VP of Worldwide Business Development. Before joining Pioneer, Mr. Alameddine spent 26 years with Mobil Exploration & Producing Company (“Mobil”) in various engineering and planning positions in the United States. In addition, he was a member of the Gas Venture Group in Stavanger Norway for three years marketing gas production from the Statfjord Field in the North Sea. Prior to his retirement from Mobil in 1997 he was the Acquisition, Trade and Sales Manager, a position he had held since 1990. Mr. Alameddine graduated from Louisiana State University in 1971 with a Bachelor degree of Science in Petroleum Engineering. We believe that Mr. Alameddine’s executive management experience in the oil and gas industry qualifies him for service on our Board of Directors.

Randolph Newcomer, Jr.—Director. Randolph Newcomer serves as the Chief Executive Officer and President of Riverbend Oil & Gas, L.L.C. (and affiliates) (“Riverbend”), a position he has held since forming Riverbend in 2003. He has served on our Board of Directors since April 2014. Mr. Newcomer served as a Vice President of EnCap Investments L.P. (from 1997 to 2003, Houston) where he evaluated and co-managed a multitude of exploration and production financings involving mezzanine debt and equity investments. Mr. Newcomer began his career in 1989 at Amoco Production Company (Houston) (“Amoco”) serving in diverse production and reservoir engineering, business development, and acquisition and divestment roles (notably on the transaction support team associated with the formation of Altura Energy), with all Amoco service time associated with assets in the Permian Basin. He holds a B.S. in Petroleum Engineering from Texas A&M University and an Executive M.B.A. from the University of Houston. E&P companies that Mr. Newcomer has served and/or serves on the Board of Directors of include Riverbend, Ovation Energy, Chalker Energy II & III, and Navidad Resources. Furthermore, he has served or serves on the Board of Directors of Houston Producer’s Forum and the Advisory Boards of Yellowstone Academy and Stoney Creek Ranch. We believe that Mr. Newcomer’s experience as a chief executive officer of an oil and gas company, as well as his broad knowledge of the industry and oil and gas investments, qualify him for service on our Board of Directors.

Dr. Hemang Desai—Director. Hemang Desai, Ph.D., is the Accounting Department Chair and Robert B. Cullum Professor of Accounting at Southern Methodist University (“SMU”). He has served on our Board of Directors since July 2014. Dr. Desai joined SMU’s faculty in 1998 and has served as the Accounting Department Chair since 2010. His research on accounting and capital markets has been published in top academic journals and has been the subject of articles at publications such as the Wall Street Journal, Barron’s, the New York Times and CFO Magazine. Dr. Desai’s consulting clients have included McKinsey & Co., Entergy Corp, and Baker & McKenzie. He received a B.Sc. from St. Xavier’s College, Bombay, India in 1986, an M.B.A. from the University of New Orleans in 1990, and a Ph.D. in Business Administration from the Freeman School of Business at Tulane University in 1997. We believe that Dr. Desai’s experience and broad knowledge in matters of capital markets and accounting qualify him for service on our Board of Directors.

William Browning—Director. William Browning has dedicated his time to serving on the boards of directors for various corporations and non-profit organizations since January 2012. He has served on our Board of Directors since August 2014. Prior to this, Mr. Browning was a senior client service partner at Ernst & Young LLP (“Ernst & Young”) from 1999 through 2012, the latter four years of which he also served as managing partner of Ernst & Young’s Los Angeles office. He began his professional career with Arthur Andersen & Co. in 1976, where he was admitted to the partnership in 1987 and named managing partner of the firm’s Oklahoma City office in 1994. During his public accounting career, Mr. Browning accumulated experience across a number of industries, including the entire energy value chain, and developed expertise in domestic banking and regulatory compliance. He serves on the boards of directors of McCarthy Holdings, the holding company for McCarthy Building Companies, Inc., a commercial builder, Community Bank, based in Pasadena, California, and Ares Commercial Real Estate Corporation, a real estate investment trust. He received a B.B.A. from the University of Oklahoma and is a certified public accountant in Oklahoma, California, and Texas. We believe that Mr. Browning’s extensive experience on boards of directors and knowledge on accounting and auditing matters qualify him for service on our Board of Directors.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors held two meetings during 2014, and its independent directors met in executive session once during 2014. During 2014, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Company’s initial public offering closed on May 29, 2014. The Board of Directors and each Committee of the Board of Directors expects to meet a minimum of four times per calendar year in 2015 and future years.

Audit Committee. The members of the Audit Committee are Messrs. Browning and Newcomer and Dr. Desai. The Audit Committee held two meetings during 2014. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com.

Compensation Committee. Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com, include among other duties, the responsibility to:

•	review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors;

•	once required, review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s Proxy Statement or Annual Report on Form 10-K, as applicable, and determine whether to recommend to the Board that the CD&A be included in the Proxy Statement or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations;

•	once required, produce the Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K for inclusion in the Company’s Proxy Statement or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations;

•	otherwise discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and directors; and

•	perform such other functions as the Board may assign to the Committee from time to time.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill its purposes. The Compensation Committee may delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors and such other persons as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee will consult with the Company’s Chief Executive Officer when evaluating the performance of, and setting the compensation for, the Company’s executive officers other than the Chief Executive Officer.

The Compensation Committee may, in its sole discretion, retain and determine funding for legal counsel, compensation consultants, as well as other experts and advisors (collectively, “Committee Advisors”), including the authority to retain, approve the fees payable to, amend the engagement with and terminate any Committee Advisor, as it deems necessary or appropriate to fulfill its responsibilities.

The members of the Compensation Committee are Messrs. Alameddine and Carter and Dr. Desai. The Compensation Committee held two meetings during 2014.

Nominating and Governance Committee. The Nominating and Governance Committee advises the Board, makes recommendations regarding appropriate corporate governance practices and assists the Board in implementing those practices. The Nominating and Governance Committee further assists the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved by the Board, and by recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” and “Stockholder Proposals; Identification of Director Candidates” sections included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com.

The members of the Nominating and Governance Committee are Messrs. Smith, Carter and Newcomer. The Nominating and Governance Committee held no meetings during 2014.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

2014 Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to certain of our executive officers during the year ended December 31, 2014. As an emerging growth company (as such term is defined in the Jumpstart Our Business Startups Act) we have opted to comply with the executive compensation disclosure rules in Item 402 (l)-(r) of Regulation S-K applicable to “smaller reporting companies” (as such term is defined in Item 10(f) of Regulation S-K), which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These three officers are referred to as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Bryan Sheffield, President and Chief Executive Officer	2014	$616,087	$666,087	—	—	$67,968	$1,350,142
	2013	$565,412	$222,435	—	$2,901,380	$95,352	$3,784,580
	2012	$509,854	$121,202	—	—	$71,639	$702,695

Matthew Gallagher, Vice President—Chief Operating Officer	2014	$313,750	$400,000	$594,335	—	$40,740	$1,348,825
	2013	$221,887	$92,168	—	$354,846	$23,588	$692,489
	2012	$201,654	$66,442	—	—	$17,858	$285,954

Thomas B. Layman,	2014	$231,923	$960,000	$710,250	—	$18,823	$1,920,996
Vice President—Geoscience (5)

(1)	The amounts reported in this column for Messrs. Sheffield and Gallagher reflect (i) a discretionary annual cash bonus equal to $616,087 and $350,000, respectively, for services provided in fiscal 2014, which was paid during the first quarter of 2015 and (ii) a relocation stipend equal to $50,000 (post-tax) for each executive, paid in connection with the relocation of our corporate headquarters from Midland, Texas, to Austin, Texas. For Mr. Layman this amount represents (i) a discretionary annual cash bonus equal to $360,000, awarded to him for services provided in fiscal 2014 and paid during the first quarter of 2015, (ii) a signing bonus equal to $550,000, used as a tool to recruit and retain him as our Vice President-Geoscience and paid to Mr. Layman in connection with the inception of his employment with us, and (iii) a relocation stipend equal to $50,000 (post-tax) paid in the first quarter of 2015 in connection with Mr. Layman’s relocation to Austin, Texas, during 2014.
(2)	The amounts in this column represent the aggregate grant date fair value of the restricted shares granted during 2014 to Messrs. Gallagher and Layman, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. These amounts were calculated based on a closing market price for our shares on the New York Stock Exchange of $23.89 on May 29, 2014, the date of grant. For additional information regarding the assumptions underlying this calculation please see Note 10 to our consolidated and combined financial statements, entitled “Equity,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(3)

Messrs. Sheffield and Gallagher received a grant of incentive units (described below) during the 2013 fiscal year. Mr. Layman was not employed by us until May 2014 and did not receive a grant of incentive units. We believe that, despite the fact that the incentive units do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” Amounts reflected in this column for each executive reflect an aggregate grant date fair value of the incentive units in accordance with FASB ASC Topic 718, disregarding estimated forfeitures and assuming that the grant date fair value on the grant date of each unit was as follows: Tier I units, $5.18; Tier II units, $2.25; Tier III units, $0.68; and Tier IV units, $0.46. The awards are not designed with a threshold, target or maximum potential payout level, thus the amounts reflected in the table above reflect our best estimates as to the payouts that were “probable” at the time the grants were made under FASB ASC Topic 718. All incentive units were directly or indirectly converted into Class A Common Stock in connection with our

IPO and, as such, no incentive units are currently outstanding. The incentive units were a non-cash expense in 2014. The shares of Class A Common Stock that were provided to incentive unit holders at the time of our IPO in exchange for their incentive units were distributed by NGP and certain other preferred holders who invested in our predecessor entity in June of 2013.
(4)	Amounts reported in the “All Other Compensation” column include Company contributions to the Named Executive Officers’ 401(k) plan retirement accounts, car allowance amounts and other perquisites, as shown in the following table.

	401 (k) Plan Company Matching Contributions (i)	Personal Use of Company Car (ii)	Company Plane (iii)	Gross-Up (iv)	Total
Bryan Sheffield	$10,200	$0	$31,550	$26,218	$67,968
Matthew Gallagher	$10,200	$402	$0	$30,138	$40,740
Thomas B. Layman	$0	$0	$0	$18,823	$18,823

(i)	Amounts included in this column represent the amount of the Company match of 401(k) plan contributions in 2014 for each Named Executive Officer.
(ii)	The amount included in this column represents the aggregate incremental cost to us of use of the Company-owned car provided to Mr. Gallagher during January of 2014. During January of 2014, Mr. Gallagher utilized the Company car provided to him exclusively for commuting to and from our offices, which is considered a perquisite. As such, the amounts in the table represent 100% of the total car payment and insurance expenses paid by us during January of 2014 for the vehicle utilized by Mr. Gallagher. Mr. Gallagher only received this benefit during January of 2014.
(iii)	The amounts in this column represent the aggregate incremental cost to us of Mr. Sheffield’s personal use of Company-owned aircraft in accordance with the terms of his employment agreement, as described below under “—Narrative Disclosure to Summary Compensation Table—Employment Agreements,” and in accordance with our Aircraft Policy (as defined herein) as described below under “—Narrative Disclosure to Summary Compensation Table—Other Compensation Elements”.
(iv)	In connection with the relocation of our corporate headquarters from Midland, Texas, to Austin, Texas, we provided each of our employees, including our Named Executive Officers, with a relocation package that included, in material part, payment of all costs associated with the relocation of the employee and his or her family, as well as a $50,000 (post-tax) relocation stipend (the “Relocation Amounts”). The amounts in this column represent the total value of the tax gross-up paid by us with respect to the Relocation Amounts to each Named Executive Officer. This gross-up benefit was provided on a non-discriminatory basis to all of our employees but is reported above pursuant to Item 402(c)(2)(ix)(B), which requires the disclosure in the “All Other Compensation” Column above of all gross-ups for the payment of taxes, irrespective of whether they are provided on a non-discriminatory basis. The relocation stipend is reported in the “Bonus” column above. The value of the remainder of the Relocation Amounts is not reported in the table above because it was provided on a non-discriminatory basis to all of our employees.
(5)	Mr. Layman commenced employment with us in May of 2014.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

In June of 2013 we entered into an employment agreement with Bryan Sheffield, our President and Chief Executive Officer (the “prior agreement”). The prior agreement had an initial three-year term that automatically renewed for successive one-year periods until terminated in writing by either party at least 90 days prior to a renewal date. The prior agreement provided Mr. Sheffield with an annual base salary of at least $556,087 during the term. Mr. Sheffield was also eligible to earn an annual bonus and had the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility.

Mr. Sheffield was also entitled to the complimentary use of aircraft leased or owned by us for business purposes and also for up to 30 hours per calendar year of personal use within North America, in each case, consistent with our Amended Corporate Aircraft Policy (the “Aircraft Policy”). Pursuant to the terms of his prior agreement Mr. Sheffield was entitled to severance payments in certain limited circumstances.

We also entered into an employment agreement (the “prior agreement”) in June of 2013 with Matthew Gallagher, our Vice President—Chief Operating Officer. Mr. Gallagher’s prior agreement had an initial one-year term following which employment continued on an at-will basis until terminated by either party upon 30 days’ written notice. The prior agreement with Mr. Gallagher provided him with an annual base salary of at least $225,901 during the term. Mr. Gallagher was also eligible to earn an annual bonus and had the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. Pursuant to the terms of Mr. Gallagher’s prior agreement, he was entitled to severance payments in certain limited circumstances.

We entered into new employment agreements with each of Messrs. Sheffield and Gallagher in connection with the closing of our IPO in May of 2014 and with Mr. Layman in December of 2014 (referred to herein as the “post-IPO employment agreements”). The post-IPO employment agreements cancelled and superseded Messrs. Sheffield and Gallagher’s prior agreements. The following summarizes the material terms of each of the post-IPO employment agreements with our Named Executive Officers.

The post-IPO employment agreement with Bryan Sheffield, our President and Chief Executive Officer, has an initial three-year term that will automatically renew for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. The agreement provides Mr. Sheffield with an annual base salary of at least $615,000 during the term. Mr. Sheffield is also eligible to earn an annual bonus and has the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. Mr. Sheffield is also entitled to the complimentary use of aircraft leased or owned by us for business purposes and also for up to 30 hours per calendar year of personal use within North America, in each case, consistent with our Aircraft Policy. Pursuant to the terms of his post-IPO employment agreement, Mr. Sheffield is entitled to severance payments in certain limited circumstances. Severance benefits to be provided under Mr. Sheffield’s post-IPO employment agreement are described in more detail below in the section titled “Potential Payments Upon Termination or Change in Control.” Mr. Sheffield is also entitled to obtain an annual physical examination at the Cooper Clinic in Dallas, Texas, at our expense under his employment agreement.

We also entered into post-IPO employment agreements with each of (i) Matthew Gallagher, our Vice President—Chief Operating Officer and (ii) Thomas B. Layman, Vice President—Geoscience. Each agreement has an initial one-year term that will automatically renew for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. The agreement with Mr. Gallagher provides him with an annual base salary of at least $263,000 during the term, and the agreement with Mr. Layman provides him with an annual base salary of at least $360,000 during the term. Each executive is also eligible to earn an annual bonus and has the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. Pursuant to the terms of each post-IPO employment agreement, each executive is entitled to severance payments in certain limited circumstances. Severance benefits to be provided under the post-IPO employment agreements with Messrs. Gallagher and Layman are described in more detail below in the section titled “Potential Payments Upon Termination or Change in Control.” Mr. Gallagher and Mr. Layman are entitled to obtain a bi-annual physical examination at the Cooper Clinic in Dallas, Texas, at our expense under their employment agreements.

In addition to the terms described above, Mr. Layman’s employment agreement also provides for a signing bonus equal to $550,000, paid in connection with the commencement of his employment (the “Signing Bonus”). In the event Mr. Layman terminates his employment without good reason (as defined in the agreement, and described below) prior to the one-year anniversary of December 8, 2014, the effective date of the agreement, then

Mr. Layman must pay $350,000 of the Signing Bonus back to us. In the event Mr. Layman terminates his employment without good reason following the one-year anniversary of the effective date but prior to the two-year anniversary of the effective date, then Mr. Layman must pay $275,000 of the Signing Bonus back to us. Finally, Mr. Layman’s employment agreement also provides for the payment of all costs associated with the relocation of Mr. Layman and his family to Austin, Texas, consistent with our relocation policy, as well as a $50,000 (post-tax) relocation stipend. If Mr. Layman’s employment is terminated by us for cause (as defined in the agreement, and described below) or by him without good reason, in each case prior to the one-year anniversary of Mr. Layman’s relocation, then he must repay 100% of the Relocation Amounts. If Mr. Layman’s employment is terminated by us for cause or by him without good reason following the one-year anniversary but prior to the two-year anniversary of Mr. Layman’s relocation then he must repay 50% of the Relocation Amounts.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of compensation each year for performing specific job duties and functions. Historically, our President and Chief Executive Officer established the annual base salary rate for each of the Named Executive Officers at a level necessary to retain the individual’s services. Since our IPO, our President and Chief Executive Officer has worked, and will continue to work, together with the Compensation Committee of our Board of Directors to determine the amount, if any, of modifications to the base salary levels for each of our Named Executive Officers, except for Mr. Sheffield’s base salary, which is set by the Compensation Committee alone. Adjustments to the base salary rates for the Named Executive Officers are made upon consideration of factors that our Compensation Committee deems relevant, including but not limited to: (a) any increase or decrease in the executive’s responsibilities, (b) the executive’s job performance, and (c) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of the members of our Compensation Committee. In June of 2014, the Compensation Committee of our Board of Directors determined that Mr. Gallagher should receive an increase in base salary from $263,000 to $350,000 as a result of the increase in responsibility associated with being the chief operating officer of a publicly traded company and the compensation levels paid by other companies with which we compete for executive talent. The Compensation Committee decided that Messrs. Sheffield and Layman’s salaries should not be adjusted during 2014 because they already accurately reflected each executive’s respective responsibilities and experience and were consistent with base salary and overall compensation levels paid by other companies with which we compete for executive talent.

Annual Bonus

Annual cash bonuses paid for services performed in 2014 were fully discretionary. Our Compensation Committee, after consultation with our President and Chief Executive Officer, determined the amount of the discretionary annual bonuses awarded to each of our Named Executive Officers after careful review of our performance over the course of the 2014 fiscal year. Items that were taken into account during this process include, but are not limited to, production growth, profitability and our financial strength. There were no performance metrics or formulas used to calculate the amounts of the bonuses paid, although after deliberation, the Compensation Committee determined that each of our Named Executive Officers should receive a bonus equal to 100% of his base salary for 2014. Bonuses were paid in the first quarter of 2015, for performance during the 2014 fiscal year. The Named Executive Officers must be employed on the date the awards are actually paid in order to receive payment.

The bonus amount paid to each Named Executive Officer for the 2014 fiscal year is as follows:

Name	Award Payout
Bryan Sheffield	$616,087
Matthew Gallagher	$350,000
Thomas B. Layman	$360,000

During 2014, and into 2015, our Compensation Committee worked extensively with Meridian Compensation Partners, LLC (“Meridian”), the committee’s independent compensation consultant, to design a new performance-based annual incentive program. Our new annual incentive program will measure our performance on both quantitative and subjective metrics. The quantitative performance metrics that will be utilized for the 2015 program, which in aggregate are weighted 50% of total annual incentive opportunity, include production volume, lease operating expense, and finding and development cost for proved developed producing reserves. The subjective metrics that the Compensation Committee may consider include, but are not limited to, safety/environmental, general and administrative expense management, strategic initiatives, and talent development. Subjective metrics, in aggregate, are weighted 50% of total annual incentive opportunity. Additional information regarding the terms and conditions of the annual incentive program for 2015 will be more fully described in our definitive proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to our 2016 Annual Meeting of Stockholders.

2014 Long-Term Incentive Plan

In connection with the closing of our IPO, our Board of Directors adopted, and our stockholders approved, a Long-Term Incentive Plan, or “LTIP,” to attract and retain employees, directors, and other service providers. Our Named Executive Officers are eligible to participate in the LTIP, which provides for the grant of cash and equity-based awards, including options to purchase shares of our Class A Common Stock, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, performance awards and annual incentive awards.

In connection with the closing of our IPO, we granted awards of restricted stock to all of our employees in recognition of their increased work load during the process of preparing for the IPO. Bryan Sheffield declined to receive a grant of restricted stock. Messrs. Gallagher and Layman each received an award of restricted stock with a grant date fair value equal to approximately 1.75 times each executive’s annual base salary, or 24,878 shares and 29,730 shares of restricted Class A Common Stock, respectively. Restricted stock awards granted to Mr. Gallagher will vest in full on the fourth anniversary of the date of grant and restricted stock awards granted to Mr. Layman will vest as to 50% on each of the first and second anniversaries of the date of grant, in each case subject to forfeiture pursuant to the terms of the notice of grant and award agreement under which they were granted as well as the terms of the LTIP.

The Compensation Committee also worked extensively with Meridian to develop a new long-term equity incentive program for 2015 awards. For 2015 long-term incentives granted to our Named Executive Officers, 50% of the award will vest based on predetermined performance criteria and 50% will vest based on continued service with the Company. Additional information regarding the terms and conditions of the long-term incentive program for 2015 will be more fully described in our definitive proxy statement filed pursuant to Section 14(a) of the Exchange Act with respect to our 2016 Annual Meeting of Stockholders.

Other Compensation Elements

We offer participation in broad-based retirement, health and welfare plans to all of our employees. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) where employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. See “—Additional Narrative Disclosure—Retirement Benefits” for more information. We also pay the premiums for life insurance coverage of $100,000 for each of our employees on a non-discriminatory basis.

In addition, certain perquisites have historically been provided to our Named Executive Officers. Mr. Gallagher was provided with a car owned by the Company during January of 2014, which he used for business and personal reasons, such as commuting to work. The incremental value of his personal use of this Company-owned vehicle is reported above in the “All Other Compensation” column to the Summary Compensation Table.

In 2013 we purchased a corporate aircraft to facilitate the most efficient business travel for certain executives, members of our Board of Directors, and business partners. In connection with the acquisition of the aircraft, we adopted the Aircraft Policy to outline our policies with respect to Company-owned, chartered or leased aircraft (the “Aircraft”). Pursuant to the Aircraft Policy, the Aircraft will be available to transport our executive officers, including our Named Executive Officers, members of our Board of Directors, strategic business partners, and employees designated by our President and Chief Executive Officer from time to time for facilitating or conducting our business or for Company-sponsored or directed activities (collectively, “Permitted Travelers”). We generally encourage our executives and members of our Board of Directors to use commercial air carriers for travel whenever possible, and any travel using the Aircraft must be approved in writing by our President and Chief Executive Officer. All Permitted Travelers must pay the aircraft management company in full for the cost of any personal usage of the Aircraft, which must be approved in advance by our President and Chief Executive Officer. Notwithstanding the foregoing sentence, pursuant to his employment agreement and the Aircraft Policy, our President and Chief Executive Officer is entitled to utilize the Aircraft for reasonable personal use in North America at no cost to him for up to 30 hours per calendar year. The value of unreimbursed personal use of the Aircraft by our President and Chief Executive Officer will also be treated as imputed income to him for tax purposes. None of our other Named Executive Officers are entitled to unreimbursed non-business travel use of the Aircraft.

In connection with the relocation of our corporate headquarters from Midland, Texas, to Austin, Texas, we provided each of our employees, including our Named Executive Officers, with a relocation package that included, in material part, payment of all costs associated with the relocation of the employee and his or her family, as well as a $50,000 (post-tax) relocation stipend and a tax gross-up on all Relocation Amounts. The total value of the tax gross-up paid by us with respect to the Relocation Amounts for each Named Executive Officer is included in the “All Other Compensation” column to the Summary Compensation Table above. The relocation stipend is reported in the “Bonus” column of the Summary Compensation Table above.

In light of the increasingly challenging real estate market in certain energy-centric areas, we have also recently begun offering a guaranteed home buyout option to all employees as part of our relocation policy. At the employee’s election, we will purchase his or her home for market value, as determined by independent appraisals, if it has not sold after 60 days on the market and following the recommendations and adjustments suggested by the listing real estate agent and/or our relocation consultants. None of our Named Executive Officers received the home buyout benefit during 2014. We feel that the relocation payments and benefits described above, which were provided to all employees on a non-discriminatory basis, were necessary to incentivize our employees, including the Named Executive Officers, to relocate, to retain them through the relocation, and to ease the burden of the relocation on them and their families.

In consideration for the benefits provided pursuant to our relocation package, Messrs. Sheffield and Gallagher each entered into a relocation expense repayment agreement with us. Pursuant to the terms of the agreements, if Messrs. Sheffield or Gallagher’s employment is terminated by us for cause or either executive resigns voluntarily, in each case prior to the one-year anniversary of their relocation to Austin, Texas, then they must repay 100% of the Relocation Amounts. If their employment is terminated by us for cause or either executive resigns voluntarily following the one-year anniversary but prior to the two-year anniversary of their relocation, then they must repay 50% of the Relocation Amounts.

Outstanding Awards at Fiscal Year End

The awards reported below reflect the restricted stock awards each Named Executive Officer held as of December 31, 2014.

Name	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)
Bryan Sheffield	0	$0

Matthew Gallagher	24,878	$397,053

Thomas B. Layman	29,730	$474,491

(1)	The awards reported in this column represent restricted stock awards granted to our Named Executive Officers on May 29, 2014. The award held by Mr. Gallagher vests in full on May 29, 2018, the fourth anniversary of the date of grant. The award held by Mr. Layman vests as to 50% on May 29, 2015, the first anniversary of the date of grant, and as to the remaining 50% on May 29, 2016, the second anniversary of the date of grant. In each case, vesting is generally contingent upon the continued provision of services by the Named Executive Officers to us from the date of grant through the date of vesting.
(2)	The amounts in this column were calculated by multiplying the number of restricted shares outstanding by $15.96, the closing price of our stock on the New York Stock Exchange on December 31, 2014.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Code where employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We provide a 200% match of salary deferrals up to 4% of eligible compensation. We may also make additional discretionary matching contributions, although no contributions were made in 2014 or are currently being contemplated for 2015.

Potential Payments Upon Termination or Change in Control

As described above under “—Employment Agreements,” in connection with the closing of our IPO, we entered into post-IPO employment agreements with each of Messrs. Sheffield and Gallagher that cancelled and superseded their prior agreements. We entered into an employment agreement with Mr. Layman in December of 2014. The following summarizes the impact of certain termination events or the occurrence of a “change of control” on each Named Executive Officer’s entitlement to severance and other benefits under these post-IPO employment agreements.

Pursuant to the terms of his post-IPO employment agreement, Mr. Sheffield would be entitled to accrued but unpaid base salary, reimbursements, and other employee benefits (the “Accrued Obligations”) in the event his employment were terminated upon either our or Mr. Sheffield’s provision of a notice of nonrenewal, by us for “Cause” or by Mr. Sheffield without “Good Reason” (each as defined below), and, except as otherwise provided in the award agreement under which the award was granted, Mr. Sheffield would forfeit all unvested outstanding equity awards he held as of the date of termination. Furthermore, in the event we were to terminate Mr. Sheffield without Cause, or Mr. Sheffield were to terminate his employment for Good Reason, he would be entitled to (i) the Accrued Obligations, (ii) continued salary payments for 24 months, (iii) a lump sum amount equal to two times the average of the three most recent annual bonuses actually paid in the three-year period preceding the termination date, which amount would be paid on the first regular pay date immediately following the payment of the last installment due to Mr. Sheffield under the foregoing clause (ii), (iv) if Mr. Sheffield elected to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then he would be entitled to reimbursement for a period of up to 18 months for the difference between the amount he would pay to effect and continue such coverage and the employee contribution amount that he would pay if he were still an active employee, and (v) outplacement services for up to 12 months following the termination date or such time as Mr. Sheffield obtained reasonably comparable employment, whichever was earlier (the benefits described in clauses (i), (iv) and (v), collectively, the “CEO Severance Benefits”), and, except as otherwise provided in the award agreement under which the award was granted, all unvested outstanding equity awards held by Mr. Sheffield upon such termination would be forfeited for no consideration. Alternatively, Mr. Sheffield would be entitled to the Accrued Obligations and continued base salary through the end of any fiscal year in which he was terminated by reason of death or “Disability” (as defined below). Finally, if within 24 months following a “Change of Control” (as defined below) we were to terminate Mr. Sheffield without Cause, or Mr. Sheffield were to terminate his employment for Good Reason, he would be entitled to the same CEO Severance Benefits described above plus (x) continued salary payments for 36 months, and (y) a lump sum amount equal to three times the average of the three most recent annual bonuses actually paid in the three-year period preceding the termination date, which amount would be paid on the first regular pay date immediately following the payment of the last installment due to Mr. Sheffield under the foregoing clause (x), and, except as otherwise provided in the award agreement under which the award was granted, all unvested outstanding equity awards held by Mr. Sheffield upon such a termination would be accelerated in full. Mr. Sheffield’s post-IPO employment agreement also contains certain restrictive covenants, which would require Mr. Sheffield to preserve and protect our confidential information and work product and, for a one-year period following his termination of employment (6 months in the event his was terminated by us without Cause), to refrain from competing with us (except with respect to the operation of certain wells specifically referenced in the agreement) or soliciting our employees.

Pursuant to the terms of their post-IPO employment agreements, Messrs. Gallagher and Layman would be entitled to the Accrued Obligations in the event their employment was terminated upon the provision of a notice of nonrenewal (either by us or by the executive), by us for Cause or by the executive without Good Reason, and, except as otherwise provided in the award agreement under which the award was granted, Messrs. Gallagher and Layman would forfeit all unvested outstanding equity awards held as of the date of termination. Furthermore, in the event we were to terminate either of Messrs. Gallagher or Layman without Cause, or the executive terminated his employment for Good Reason, he would be entitled to (i) the Accrued Obligations, (ii) a lump-sum cash payment equal to 1.25 times the sum of (A) his base salary and (B) the average of the three most recent annual bonuses actually paid in the three-year period preceding the date of termination (or the period of his employment, if shorter), which amount would be paid on the first business day following the release consideration period (a 60-day period following the date of termination of employment) (the foregoing clauses (A) and (B) together, the “Cash Severance”), (iii) if Messrs. Gallagher or Layman elected to continue coverage under COBRA, then they would be entitled to reimbursement for a period of up to 18 months for the difference between the amount they would pay to effect and continue such coverage and the employee contribution amount that they would pay if they were still active employees, and (iv) outplacement services for up to 6 months following the termination date or such time as the executive obtained reasonably comparable employment, whichever was earlier (the benefits described in clauses (i), (iii) and (iv), collectively, the “VP Severance Benefits”), and, except as otherwise provided in the award agreement under which the award was granted, all unvested outstanding equity awards held by the executives upon such termination would be forfeited for no consideration. Alternatively, Messrs. Gallagher and Layman would be entitled to the Accrued Obligations and continued base salary through the end of any fiscal year in which they were terminated by reason of death or Disability. Finally, if within 12 months following a Change of Control we were to terminate Messrs. Gallagher or Layman without Cause, or Messrs. Gallagher or Layman were to terminate their employment for Good Reason, they would be entitled to the same VP Severance Benefits described above plus an additional 0.75 times the Cash Severance, and, except as otherwise provided in the award agreement under which the award was granted, all unvested outstanding equity awards held by the executives upon such a termination would be accelerated in full. Messrs. Gallagher’s and Layman’s post-IPO employment agreements also contain certain restrictive covenants, which require the executives to preserve and protect our confidential information and work product and, for a one-year period following his termination of employment (6 months in the event his was terminated by us without Cause), to refrain from competing with us or soliciting our employees.

As used in the post-IPO employment agreements, “Cause” generally means: (i) violation of our substance abuse policy; (ii) refusal or inability (other than by reason of death or Disability) to perform the duties assigned to the executive; (iii) acts or omissions evidencing a violation of the executive’s duties of loyalty and good faith; candor; fair and honest dealing; integrity; or full disclosure to us, as well as any acts or omissions which constitute self-dealing; (iv) willful disobedience of lawful orders, policies, regulations, or directives issued to the employee; (v) conviction or commission of a felony, a crime of moral turpitude, or a crime that could reasonably be expected to impair the ability of the executive to perform his duties; (vi) breach of any part of the post-IPO employment agreement by the executive; (vii) revocation or suspension of any necessary license or certification; (viii) generation of materially incorrect financial, geological, seismic or engineering projections, compilations or reports; or (ix) a false statement by the executive to obtain his position, in each case as determined by the Board in good faith and in its sole and absolute discretion.

As used in the post-IPO employment agreements, “Good Reason” generally means (i) a material diminution in the executive’s base compensation, (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) any other action or inaction that constitutes a material breach by us of the post-IPO employment agreement, in each case, without Employee’s consent. Mr. Sheffield’s post-IPO employment agreement provides that a requirement that he begin reporting to a corporate officer or employee rather than directly to our Board of Directors will also constitute a “Good Reason.” The executive must provide written notice to us and we must be given an opportunity to resolve the issue prior to terminating his employment for Good Reason.

As used in the post-IPO employment agreements, “Disability” generally means the executive’s inability to perform the essential functions of his position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days.

As used in the post-IPO employment agreements, “Change of Control” generally means the occurrence of any of the following events:

(i) A “change in the ownership of the company” which would occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in us that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock.

(ii) A “change in the effective control of the company” which would occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of our stock possessing 35% or more of the total voting power of our stock; or (B) a majority of the members of our Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election.

(iii) A “change in the ownership of a substantial portion of the company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets of our Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

If any person or persons already meets one of the ownership thresholds enumerated above, the acquisition of additional shares, assets, or control will not be considered a “Change of Control.” A Change of Control of the entity for whom an employee performs services, of an entity that is a stockholder owning more than 50% of our total fair market value or total voting power (a “majority shareholder”), or any entity in a chain of entities in which each entity is a majority shareholder of another entity in the chain, ending in us will also constitute a “Change of Control.”

The foregoing description is not intended to be a comprehensive summary of the post-IPO employment agreements and is qualified in its entirety by reference to such agreements, which are on file with the SEC.

Director Compensation

Bryan Sheffield and Chris Carter are members of our Board of Directors but are employed by us and NGP respectively and, as such, receive no additional compensation for their service on our Board of Directors.

Prior to our IPO, each of the other members of the board of managers of our predecessor entity received a retainer payment equal to $25,000 in cash per year. The retainer was paid to each member of our board of managers in four equal installments in cash following each quarterly meeting of the board (our “Pre-IPO Director Compensation Program”). The amounts in the table below reflect the fact that our Board of Directors was paid pursuant to the Pre-IPO Director Compensation Program from January 1, 2014, through the closing date of our IPO. Additionally, Jack Harper resigned from our board of managers effective March 18, 2014, prior to our first board meeting of the year and our IPO. As such, Mr. Harper did not receive any compensation for his service on our Board of Directors during 2014.

Attracting and retaining qualified non-employee directors is critical to the future value growth and governance of our Company. In connection with the closing of our IPO, on May 29, 2014, we made special one-time grants of 6,757 shares of restricted Class A Common Stock to each of our non-employee directors other than Mr. Carter in recognition of their increased work load during the process of preparing for the IPO. These awards of restricted stock will vest in full on the fourth anniversary of the date of grant and are subject to forfeiture pursuant to the terms of the notice of grant and award agreement under which they were granted as well as the terms of the LTIP.

Following the closing of our IPO, we implemented a new director compensation program to reflect the increased time and responsibility that being the director of a publicly traded company entails. Under this new program, all of our non-employee directors other than Mr. Carter receive the following (the “Post-IPO Director Compensation Program”):

•	An annual cash retainer of $50,000;

•	A per meeting fee of $1,000; and

•	An annual equity grant of restricted stock (or restricted stock units) equal in value to approximately $125,000 at grant date, vesting in full on the first anniversary of the date of grant.

All cash amounts paid under the Post-IPO Director Compensation Program in 2014 were prorated to reflect the period of the year during which we were a publicly traded company. Each director is also reimbursed for (i) travel and expenses associated with the attendance of meetings and activities of our Board of Directors or its committees, and (ii) travel and expenses related to each director’s participation in general education and orientation programs for directors.

Consistent with our Post-IPO Director Compensation Program, on August 22, 2014, our Compensation Committee made grants of 6,244 shares of restricted Class A Common Stock to each of our non-employee directors other than Mr. Carter as compensation for services provided, and to be provided, from the date of our IPO through the date of the Annual Meeting. These awards of restricted stock will vest in full on the first anniversary of the date of grant and are subject to forfeiture pursuant to the terms of the notice of grant and award agreement under which they were granted as well as the terms of the LTIP prior to that date.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
A.R. Alameddine	$33,250	$286,430	$319,680
William Browning (3)	$27,000	$125,005	$152,005
Dr. Hemang Desai (3)	$27,000	$125,005	$152,005
Jack Harper (4)	$0	$0	$0
Randolph Newcomer, Jr.	$33,250	$286,430	$319,680
David H. Smith	$33,250	$286,430	$319,680

(1)	The amounts in this column represent annual cash retainers and meeting fees earned and paid with respect to 2014.
(2)	The amounts in this column represent the aggregate grant date fair value of the restricted shares granted during 2014 to each director, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. These amounts were calculated based on the closing market price for our shares on the New York Stock Exchange on the date of grant. For additional information regarding the assumptions underlying this calculation please see Note 10 to our consolidated and combined financial statements, entitled “Equity,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Our directors do not hold any stock option awards in our Company. The aggregate number of restricted stock awards held by each director as of December 31, 2014 is as follows: Mr. Alameddine 13,001; Mr. Browning 6,244; Mr. Desai 6,244; Mr. Harper 0; Mr. Newcomer 13,001; and Mr. Smith 13,001, the value of each of which is reported in the table above.
(3)	Mr. Desai joined our Board of Directors on July 23, 2014, and Mr. Browning joined our Board of Directors on August 19, 2014.
(4)	Jack Harper resigned from the board of managers of our predecessor effective March 18, 2014, prior to any meeting of our predecessor board of managers or our current Board of Directors. As such, Mr. Harper did not receive any compensation for his services on our Board of Directors with respect to the 2014 fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or Compensation Committee. Further, no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

•	the size of the Board of Directors;

•	qualifications and independence standards for the Board of Directors;

•	director responsibilities;

•	Board leadership;

•	meetings of the Board and of non-management directors;

•	committee functions and independence of committee members;

•	compensation of the Board of Directors;

•	self-evaluation and succession planning;

•	ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.parsleyenergy.com);

•	stockholder communications with directors; and

•	access to senior management and to independent advisors.

The Corporate Governance Guidelines are posted on the Company’s website at www.parsleyenergy.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The New York Stock Exchange (“NYSE”) has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.

The Board previously determined that the optimal Board leadership structure for us was served by the role of Chairman of the Board being held by our President and Chief Executive Officer, Mr. Sheffield. The Board determined that this leadership structure was optimal for us because it believed that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership. By meeting in executive sessions on a regular basis, the six independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. For this reason, it is the Nominating and Governance Committee’s view that there is no need for an independent lead director at this time. The Nominating and Governance Committee reevaluates the efficacy of the Board’s leadership structure at least annually.

Classified Board Structure

In consultation with the Board, the Nominating and Governance Committee has determined that a classified board structure is appropriate for the Company. A classified board provides for stability, continuity and experience among our Board of Directors. In our industry in particular, long-term focus is critical. The time horizon required for successful exploration, development and production of oil and natural gas resources makes it vital that we have a Board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of the Company’s business and operations. A classified board structure helps to ensure that there will be the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the Company’s long-term value and success. The future success of the Company depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director, any committee of the Board or our non-management directors as a group, by writing to them c/o General Counsel, Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that each of Messrs. Carter, Smith, Alameddine, Newcomer and Browning, and Dr. Desai, are independent.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that (i) Messrs. Browning and Newcomer, and Dr. Desai, are independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee and (ii) Messrs. Alameddine and Carter, and Dr. Desai, are independent under the standards set forth by the NYSE applicable to members of the Compensation Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in February 2015. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, William Browning, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

The Board of Directors as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•	oversees the long-term strategic plans of the Company, and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

•	reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans;

•	oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy;

•	monitors the Company’s liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

•	has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. The Audit Committee is responsible for discussing with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. The Board of Directors does not consider its role in oversight of the Company’s risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that all of our directors will attend the 2015 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 20, 2015, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each Named Executive Officer of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 303 Colorado Street, Suite 3000, Austin, Texas 78701.

As of April 20, 2015, 108,762,018 shares of our Class A Common Stock and 32,145,296 shares of our Class B Common Stock were outstanding.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)
	Class A Common Stock		Class B Common Stock		Combined Voting Power(2)
	Number	% of class	Number	% of class	Number	%
5% Stockholders
Boston Partners(3)	9,769,506	9.0%	—	—	9,769,506	6.9%
NGP X US Holdings, L.P.(4)	6,620,112	6.1%	—	—	6,620,112	4.7%
Directors and Named Executive Officers:
Bryan Sheffield(5)	14,676,053	13.5%	24,518,751	76.3%	39,194,804	27.8%
Matthew Gallagher(6)	611,390	0.6%	1,230,088	3.8%	1,841,478	1.3%
Thomas B. Layman	49,132	*	—	—	49,132	*
A.R. Alameddine	67,001	*	—	—	67,001	*
Chris Carter	7,000	*	—	—	7,000	*
Randolph Newcomer, Jr.	26,501	*	—	—	26,501	*
David H. Smith	22,624	*	—	—	22,624	*
William Browning	6,244	*	—	—	6,244	*
Dr. Hemang Desai	7,244	*	—	—	7,244	*
Directors and executive officers as a group (13 persons)	18,681,578	17.2%	29,131,581	90.6%	47,813,159	33.9%

(1)	Subject to the terms of the First Amended and Restated Limited Liability Company Agreement of Parsley LLC (the “Parsley LLC Agreement”), holders of equity interests in Parsley LLC (the “PE Unit Holders”) will have the right to exchange all or a portion of such equity interests (the “PE Units”) (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or the cash option) at an exchange ratio of one share of Class A Common Stock for each PE Unit (and corresponding share of Class B Common Stock) exchanged. See “Transactions with Related Persons—Exchange Right.” Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by a PE Unit Holder of its exchange right. As a result, beneficial ownership of Class B Common Stock and PE Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units and stock may be exchanged.
(2)	Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. The PE Unit Holders will hold one share of Class B Common Stock for each PE Unit that they own. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each PE Unit held by such holder. Accordingly, the PE Unit Holders collectively have a number of votes in the Company equal to the number of PE Units that they hold.
(3)	By reason of Rule 13d-3 under the Exchange Act, Boston Partners may be deemed to be a beneficial owner of such Common Stock. To the knowledge of Boston Partners no person has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such Common Stock which represents more than 5% of the outstanding shares of the Common Stock referred to above. The information in this footnote is based solely on a Schedule 13G/A filed by Boston Partners with the SEC on March 10, 2015.

(4)	NGP X US Holdings, L.P. is wholly owned and controlled by its general partner, NGP X Holdings GP, L.L.C. (“NGP X Holdings GP”), and its limited partners, NGP Natural Resources X, L.P. (“NGP X”) and NGP X Parallel Holdings, L.P. (“NGP X Parallel”). NGP X Holdings GP is wholly owned by NGP X. NGP X Holdings GP, NGP X and NGP X Parallel may be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. NGP X Holdings GP, NGP X and NGP X Parallel disclaim beneficial ownership of the reported shares in excess of such entity’s pecuniary interest in the shares. GFW X, L.L.C. and G.F.W. Energy X, L.P. may be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares by virtue of GFW X, L.L.C. being the sole general partner of G.F.W. Energy X, L.P. (which is the sole general partner of NGP X and NGP X Parallel). Kenneth A. Hersh, an Authorized Member of GFW X, L.L.C. may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of such securities. Mr. Hersh does not directly own any reported securities. GFW X, L.L.C. has delegated full power and authority to manage NGP X and NGP X Parallel to NGP Energy Capital Management, L.L.C. and accordingly, NGP Energy Capital Management, L.L.C. may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares.
(5)	Includes 1,711,269 shares of Class A Common Stock and 1,802,178 shares of Class B Common Stock held by Sheffield Energy Management, LLC. Bryan Sheffield has voting and dispositive power over these shares.
(6)	Includes 355,857 shares of Class A Common Stock that are pledged to secure a bank loan.
*	Less than 1%.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that the Company’s directors, officers and 10% holders of Common Stock complied with all filing requirements during 2014, with the following exceptions: Messrs. Alameddine, Carter, Newcomer and Smith each had a delinquent Form 4 filing on June 2, 2014, for a transaction occurring on May 29, 2014.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our Board of Directors adopted a written Related Party Transactions policy prior to the completion of our IPO. Pursuant to this policy, our Audit Committee has and will continue to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

There have been no Related Party Transactions since January 1, 2014, where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2014, there have not been any transactions or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation and Other Information” above and the transactions described or referred to below.

Well Operations

During the year ended December 31, 2014, several of our directors, officers, 5% stockholders, their immediate families, and entities affiliated or controlled by such parties (“Related Party Working Interest Owners”) owned non-operated working interests in certain of the oil and natural gas properties that we operate. The revenues disbursed to such Related Party Working Interest Owners for the year ended December 31, 2014, totaled $11.3 million.

As a result of this ownership, from time to time, we will be in a net receivable or net payable position with these individuals and entities. We do not consider any net receivables from these parties to be uncollectible.

Tex-Isle Supply, Inc. Purchases

We make purchases of equipment used in our drilling operations from Tex-Isle Supply, Inc. (“Tex-Isle”). Tex-Isle is controlled by a party who is also the general partner of Diamond K Production, LLC, an entity owned by Diamond K Interests, LP and a former member of Parsley LLC (“Diamond K”). In connection with the IPO, Diamond K exchanged its membership interest in Parsley LLC for shares of our Class A Common Stock. As of February 11, 2015, Diamond K is no longer considered a related party as its ownership interest fell below 5% of our Class A Common Stock due to our issuance of Class A Common Stock in a private placement transaction (the “Private Placement”), which also resulted in Tex-Isle no longer being considered a related party. During the year ended December 31, 2014, the Company made purchases of equipment used in its drilling operations totaling $71.3 million from Tex-Isle.

Spraberry Production Services, LLC

We and Diamond K each own a 42.5% interest in Spraberry Production Services, LLC (“SPS”). During the year ended December 31, 2014, we incurred charges totaling $5.1 million for services performed by SPS for our well operations and drilling activities. As of February 11, 2015, SPS is no longer considered a related party since Diamond K’s ownership interest in our Class A Common Stock fell below 5% due to the Private Placement.

Lone Star Well Service, LLC

We make purchases of equipment used in our drilling operations from Lone Star Well Service, LLC (“Lone Star”). Lone Star is controlled by SPS. During the year ended December 31, 2014, we incurred charges totaling

$0.7 million for services performed by Lone Star for our well operations and drilling activities. As of February 11, 2015, Lone Star is no longer considered a related party since Diamond K’s ownership interest in our Class A Common Stock fell below 5% due to the Private Placement.

Davis, Gerald, and Cremer

During the year ended December 31, 2014, we incurred charges totaling $0.2 million for legal services from Davis, Gerald & Cremer, PC, of which our director David H. Smith is a shareholder.

Exchange Right

In accordance with the terms of the Parsley LLC Agreement, the PE Unit Holders generally have the right to exchange the PE Units (and a corresponding number of shares of our Class B Common Stock), for shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each PE Unit (and a corresponding share of Class B Common Stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash (pursuant to the cash option). As a PE Unit Holder exchanges its PE Units, our interest in Parsley LLC will be correspondingly increased.

Tax Receivable Agreement

In connection with the IPO, on May 29, 2014, we entered into a Tax Receivable Agreement (the “TRA”) with Parsley LLC, and certain holders of PE Units prior to the IPO (each such person, a “TRA Holder”), including Messrs. Sheffield, Hinson, Gallagher, Treadwell and Dalton. This agreement generally provides for the payment by us of 85% of the net cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize (or we are deemed to realize in certain circumstances) in periods after the IPO as a result of (i) any tax basis increases resulting from the contribution by such TRA Holder of all or a portion of its PE Units to us in exchange for shares of Class A Common Stock, (ii) the tax basis increases resulting from the exchange by such TRA Holder of PE Units for shares of Class A Common Stock pursuant to the Exchange Right (or resulting from an exchange of PE Units for cash pursuant to the cash option) and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the TRA. The term of the TRA commenced on May 29, 2014, and continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the TRA. If we elect to terminate the TRA early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits subject to the TRA (based upon certain assumptions and deemed events set forth in the TRA). In addition, payments due under the TRA will be similarly accelerated following certain mergers or other changes of control.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015. The audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2014, was completed by KPMG on March 11, 2015.

The Board of Directors is submitting the appointment of KPMG for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of KPMG does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed by KPMG, the Company’s independent registered public accounting firm, for the last two fiscal years (in thousands):

	2014	2013
Audit Fees(1)	$1,106,240	$538,940
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,106,240	$538,940

(1)	Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) the filing of our registration statements, including our Registration Statement on Form S-1 related to our initial public offering, as well as our debt and equity securities offerings, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iv) accounting consultations.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of KPMG’s audit, audit-related, tax and other services. For the year ended December 31, 2014, the Audit Committee pre-approved 100% of the services described above.

The Company expects that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Vote Required

Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as the auditors of the Company for 2015.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate. In addition, Mr. Browning qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted as of May 9, 2014, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements and (iii) the independence and performance of our auditors.

The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”).

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

Audit Committee of the Board of Directors

William Browning, Chairman

Dr. Hemang Desai, Member

Randolph Newcomer, Jr., Member

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for inclusion in the Company’s 2016 proxy materials must submit such proposal to the Company at its principal executive offices no later than December 30, 2015, unless the date of the 2016 Annual Meeting of Stockholders is changed by more than 30 days from June 19, 2016, in which case the proposal must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and mail its 2016 proxy materials. Any stockholder of the Company who desires to submit a proposal for action at the 2016 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company’s proxy materials, must submit such proposal to the Company at its principal executive offices between February 20, 2016, and March 21, 2016. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our Amended and Restated Bylaws (the “Bylaws”).

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

While the Board of Directors does not have a formal policy on diversity, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas industry, accounting and investment analysis, and legal and corporate governance, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee solicits recommendations from existing directors and senior management, to be considered by the Nominating and Governance Committee along with any recommendations that have been received from stockholders as discussed in more detail below. The Nominating and Governance Committee may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.

The Nominating and Governance Committee will consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2016 if that nomination is submitted in writing, between February 20, 2016, and March 21, 2016, to Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel. The Company will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

•	the name and address of the nominating stockholder, as they appear on the Company’s books;

•	the nominee’s name and address and other personal information;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;

•	a completed and signed questionnaire, representation and agreement, pursuant to the Company’s Bylaws, with respect to each nominee for election or re-election to the Board; and

•	all other information required to be disclosed pursuant to the Company’s Bylaws and Regulation 14A of the Exchange Act.

Further, the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Board or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge to provide various services relating to the solicitation of proxies, including webhosting, printing, mailing and tabulating votes, for an aggregate fee of approximately $30,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Austin, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

A copy of our 2014 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2014 Annual Report on Form 10-K including exhibits. Please send a written request to our General Counsel at:

Parsley Energy, Inc.

303 Colorado Street, Suite 3000

Austin, Texas 78701

Attention: General Counsel

The charters for our Audit, Compensation and Nominating and Governance Committees, as well as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Financial Code of Ethics are in the “Governance” section of our corporate website, which is www.parsleyenergy.com, and are also available in print without charge upon written request to our General Counsel at the address above.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our General Counsel at the address above, or by calling (737) 704-2300.

If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

DIRECTIONS TO ANNUAL MEETING

The 2015 Annual Meeting of Stockholders will be held at the JW Marriott Austin, 110 E 2nd Street, Austin, TX 78701. The JW Marriott Austin is located in downtown Austin, Texas.

PARSLEY ENERGY, INC. 303 COLORADO ST. SUITE 3000 AUSTIN, TX 78701

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote
FOR the election of the following directors.
1.	Election of Directors
	Nominees	For	Against	Abstain
	A. Chris Carter	☐	☐	☐
	B. Dr. Hemang Desai	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2015.	☐	☐	☐
		For	Against
3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.	☐	☐
For address change/comments, mark here.		☐
(see reverse for instructions)
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

PARSLEY ENERGY, INC.

Annual Meeting of Stockholders

June 19, 2015 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bryan Sheffield and Colin Roberts, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A common stock and Class B common stock of PARSLEY ENERGY, INC. held of record by the undersigned on the record date, April 20, 2015, at the Annual Meeting of Stockholders of the Company to be held at the JW Marriott Austin, on Friday June 19, 2015 at 08:00 AM, CDT, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Items 1 and 2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side